Exhibit 99.1

Evine Announces the Promotion of Tim Peterman to Chief Operating Officer / Chief Financial Officer

MINNEAPOLIS, June 7, 2017 (GLOBE NEWSWIRE) -- Evine Live Inc. (“Evine”) (NASDAQ:EVLV), a multiplatform video commerce company (evine.com), today announced that Tim Peterman has been promoted to Chief Operating Officer / Chief Financial Officer. Peterman has served as Chief Financial Offer for the Company since 2015.

“Tim’s contributions over the past two years have helped Evine create a solid foundation for profitable growth in the future,” said Bob Rosenblatt, Chief Executive Offer of Evine. “His disciplined approach to strengthening our agendas in content distribution, customer solutions and fulfillment will further enhance our customer experience, and his focus on the balance sheet will pave the way for continued profitability improvement. By naming Tim as our Chief Operating Officer / Chief Financial Officer, we are investing in the future of Evine.”

Peterman joined Evine as Chief Financial Offer in 2015. Prior to Evine, he has spent 25 years developing a diversified expertise in operations, interactive media and financial management for publicly held industry leaders in media, technology and ecommerce including Scripps Networks Interactive, Inc (NASDAQ SNI); InteractiveCorp (NASDAQ IAC), Synacor (NASDAQ SYNC); and Sinclair Broadcast Group (NASDAQ SBGI). Peterman holds a BS in Accounting from the University of Kentucky and is a CPA who began his career at KPMG in Chicago.

About Evine Live Inc.

Evine Live Inc. (NASDAQ:EVLV) operates Evine, a multiplatform video commerce company that offers a mix of proprietary, exclusive and name brands directly to consumers in an engaging and informative shopping experience via television, online and mobile. Evine reaches more than 87 million cable and satellite television homes with entertaining content in a comprehensive digital shopping experience 24 hours a day.

Please visit www.evine.com/ir for more investor information.

CONTACTS

Media

Dawn Zaremba

Evine

press@evine.com

(952) 943-6043

Investors

Michael Porter

Evine

mporter@evine.com

(952) 943-6517